Exhibit 21.1

LIST OF SUBSIDIARIES OF CONSTELLIUM HOLDCO B.V.

Name	Jurisdiction of Incorporation

Constellium Holdco II B.V.	Netherlands

Constellium US Holdings I, LLC	Delaware

Constellium Rolled Products Ravenswood, LLC	Delaware

Constellium Extrusions Levice s.r.o.	Slovak Republic

Constellium France Holdco	France

Constellium Extrusions Decin s.r.o.	Czech Republic

Constellium Germany Holdco GmbH	Germany

Constellium Switzerland AG	Switzerland

Constellium Engley (Changchun) Automotive Structures Co Ltd.	China

Constellium Valais SA	Switzerland

Constellium UK Limited	United Kingdom

Constellium South East Asia	Singapore

Constellium China	China

Constellium Deutschland GmbH	Germany

Constellium Automotive Kamenice, s.r.o., v likvidaci	Czech Republic

Constellium Singen GmbH	Germany

Constellium US Holdings II, LLC	Delaware

Constellium Automotive USA, LLC	Delaware

Constellium Property and Equipment Company, LLC	Delaware

Constellium Ussel	France

Constellium CRV	France

Constellium Extrusion France Saint Florentin	France

Constellium France	France

Constellium Finance	France

Constellium Japan KK	Japan

Constellium Extrusions France	France

Constellium Aviatube	France

Constellium Aerospace	France

Constellium Extrusions Deutschland GmbH	Germany

Constellium Extrusions Landau GmbH	Germany

Constellium Extrusions Burg GmbH	Germany

Engineered Products International SAS	France

Alcan International Network Portugal	Portugal

Alcan International Network S.A. Pty Ltd.	South Africa

Constellium Sabart	France

Alcan International Network Gulf DMCC	Dubai

Constellium Italy S.p.A.	Italy

Alcan International Network (Thailand) Co. Ltd.	Thailand

Alcan International Network Nederland B.V.	Netherlands

Alcan International Network México S.A. de C.V.	Mexico

Alcan International Network Middle East Limited	Egypt

Alcan International Network Handelsgesellschaft m.b.H. Austria	Austria